Exhibit 5.1

August 26, 2013

Freeport-McMoRan Copper & Gold Inc.

333 N. Central Avenue

Phoenix, AZ 85004

Re:	Freeport-McMoRan Copper & Gold Inc. and the Registrant Guarantor

Registration Statement on Form S-4

2.375% Senior Notes due 2018, 3.100% Senior Notes due 2020, 3.875% Senior Notes due 2023 and 5.450% Senior Notes due 2043

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of the registration statement on Form S-4 (the “Registration Statement”) filed by Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”), and the subsidiary guarantor named therein (the “Guarantor”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof with respect to the Company’s offer to exchange (the “Exchange Offer”) up to $1,500,000,000 aggregate principal amount of the Company’s unregistered 2.375% Senior Notes due 2018 (the “old 2018 notes”) for a like principal amount of the Company’s registered 2.375% Senior Notes due 2018 (the “new 2018 notes”), up to $1,000,000,000 aggregate principal amount of the Company’s unregistered 3.100% Senior Notes due 2020 (the “old 2020 notes”) for a like principal amount of the Company’s registered 3.100% Senior Notes due 2020 (the “new 2020 notes”), up to $2,000,000,000 aggregate principal amount of the Company’s unregistered 3.875% Senior Notes due 2023 (the “old 2023 notes”) for a like principal amount of the Company’s registered 3.875% Senior Notes due 2023 (the “new 2023 notes”) and up to $2,000,000,000 aggregate principal amount of the Company’s unregistered 5.450% Senior Notes due 2043 (the “old 2043 notes” and, collectively with the old 2018 notes, the old 2020 notes and the old 2023 notes, the “Outstanding Notes”) for a like principal amount of the Company’s registered 5.450% Senior Notes due 2043 (the “new 2043 notes” and, collectively with the new 2018 notes, the new 2020 notes and the new 2023 notes, the “Exchange Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to that certain Indenture dated as of March 7, 2013 (the “Original Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain Supplemental Indenture dated as of May 31, 2013 to the Original Indenture (the “Supplemental Indenture”, and together with the Original Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee. The Guarantor will guarantee (the “Guarantees”) the Exchange Notes fully and unconditionally and on a senior unsecured basis in accordance with the Supplemental Indenture.

We have examined originals or certified copies of the Registration Statement, the executed Indenture (including the form of Exchange Note set forth in the Original Indenture) and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this opinion. We have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies, (iii) the legal capacity of natural persons, (iv) the corporate or other power of all persons signing the Indenture and the Exchange Notes (other than the Company and the Guarantor), (v) the due authorization, execution and delivery of the Indenture, the Outstanding Notes, and all other documents by the parties thereto (other than the Company and the Guarantor), (vi) that the Exchange Notes will conform to the specimens examined by us and (vii) that the Indenture is the valid and legally binding obligation of the Trustee. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantor.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when (a) the Registration Statement has become effective under the Securities Act, (b) the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (c) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, against receipt of the Outstanding Notes surrendered in exchange therefor, and (d) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended:

1. the Exchange Notes proposed to be issued pursuant to the Exchange Offer will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

2. the Guarantees of the Exchange Notes proposed to be issued pursuant to the Exchange Offer will be valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

The opinions and other matters set forth herein are qualified in their entirety and subject to the following:

A. We express no opinion other than as to the federal laws of the United States of America and the laws of the State of New York, the Delaware General Corporation Law, and the Delaware Limited Liability Company Act (the “Laws”). We assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any subsequent changes in applicable Laws by legislative action, judicial decision or otherwise.

B. The matters expressed in this opinion are subject to and qualified and limited by: (i) laws relating to bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, receivership, liquidation, moratorium and other similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), including, without limitation, concepts of good faith and fair dealing, materiality, reasonableness and the possible unavailability of specific performance or injunctive relief; such principles of equity are of general application; (iii) the power of the courts to award damages in lieu of equitable remedies; (iv) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution; (v) limitations on the waiver of rights under any stay, extension or usury law or other law, whether now or hereafter in force, which would prohibit or forgive the Company or the Guarantor from paying all or any portion of the Outstanding Notes or the Exchange Notes as contemplated in the Indenture; (vi) standards of commercial reasonableness and good faith; and (vii) public policy.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration

Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ JONES WALKER LLP